Exhibit 5.1

February 20, 2009

1st Source Corporation
100 North Michigan Street
South Bend, IN  46601

Re:	1st Source Corporation Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to 1st Source Corporation (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (“Securities Act”), relating to the offer and sale of: (i) 111,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), (ii) a warrant dated January 23, 2009 (the “Warrant”) for the purchase of 837,947 shares of common stock, without par value, of the Company (the “Common Stock”), and (iii) up to 837,947 shares of Common Stock issuable upon exercise of such Warrant (collectively, the “Securities”), set forth in the Registration Statement. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the following documents: (i) the Articles of Incorporation, as amended, of the Company, as currently in effect, which include the Certificate of Designations setting forth the powers, designations, preferences, and relative or other special rights of, and the qualifications, limitations and restrictions of the Series A Preferred Stock, (ii) the By-laws, as amended, of the Company, as currently in effect, (iii) resolutions adopted by the Board of Directors of the Company, (iv) the Letter Agreement between the Company and the United States Department of the Treasury dated January 23, 2009 (the “Letter Agreement”), (v) the Warrant issued by the Company on January 23, 2009 pursuant to the Letter Agreement, (vi) specimen certificates representing each of the Series A Preferred Stock and Common Stock, and (vii) the Registration Statement. We have not performed any independent investigation other than the document examination described above. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Indiana and, with respect to our opinion in clause (i) in the next paragraph, the laws of the State of New York.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that: (i) the Warrant constitutes the binding obligation of the Company, (ii) the issuance and sale of the Series A Preferred Stock by the Company have been duly authorized and such 111,000 shares of Series A Preferred Stock are validly issued, fully paid and non-assessable, and (iii) the shares of Common Stock issuable upon exercise of the Warrant, when exercised, issued and paid for as contemplated in the Warrant, will be validly issued, fully paid and nonassessable.

The opinion expressed in clause (i) of the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) no opinion is rendered

1st Source Corporation
February 20, 2009

as to the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles affecting creditors’ rights or remedies; and (c) no opinion is rendered as to the effect of applicable law and court decisions which may hereafter limit or render unenforceable certain rights and remedies.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP